WESTBROOK PARTNERS



                                                              September 11, 1997

Mr. Clay W. Hamlin, III
President
South Brunswick Investment Company
One Logan Square
Suite 1105
Philadelphia, PA  19103

             Re: South Brunswick Investors, L.P. (the "Partnership")

Dear Clay:

     Following up on our discussions of the proposed Royale transaction, Westbrook Real Estate Partners, L.L.C., on behalf of its entities affiliated with South Brunswick Investors, L.P., (collectively "Westbrook"), hereby gives its consent to the transaction described in the two booklets prepared by The Shidler Group entitled "The Royale Merger" dated August, 1997 provided by you, with the following modifications:

          (1) The Partnership will merge into First Commercial after the transfer by the Partnership of its undeveloped land to a newly formed mirror image partnership at Shidler's sole cost and expense, (including partnership formation costs, transfer taxes, deed preparation, recording fees, title premiums, etc.). Westbrook will be paid $1,840,000 in cash and will receive 366,633 common partnership units (value of $5.50 per unit) and 241,978 preferred partnership units (face value of $25.00 per unit). South Brunswick Investment Company and Dayton Investors, L.L.C. (collectively "Shidler") will receive 207,537 (value of $5.50 per unit) common partnership units and 136,974 preferred partnership units (face value of $25.00 per unit). These unit allocations are based on relative distributions to Westbrook and Shidler assuming a hypothetical sale value of $27,465,480. The merged entity will pay all costs and expenses and be responsible for all liabilities.

          (2) Westbrook will have an option to put its common and preferred units to Jay Shidler and/or Clay Hamlin within 60 days after the second anniversary of the closing of the merger for $3,481,579, payable in cash. This amount plus Westbrook's original investment of $1,840,000 equates to a current gross asset value of $25,000,000 using the Sale scenario methodology (see attached). Subject to transfer restrictions, the option also would be immediately exercisable by Westbrook for $3,481,579 if any quar-terly dividend distributions were not made in accordance with the attached table.

          (3) Westbrook will be permitted to name one of its principals to serve as an independent director of Royale.

     Westbrook agrees to take such actions and execute such documentation as reasonably necessary to complete the transaction.

     Westbrook's consent is conditioned on its Investment Committee approval and Shidler's compliance with all material terms of the transaction and the accuracy of the information provided, to be reflected in the transaction documentation which shall be acceptable to Westbrook.

     Please execute a copy of this letter and return it to me to indicate your agreement.

                                         Yours truly,

                                         /s/ William H. Walton
                                         ------------------------------
                                         William H. Walton
                                         Managing Member,
                                         Westbrook Real Estate
                                           Partners, L.L.C.

Sept. 12, 1997
-----------------------------
       (Date)

                           Princeton Technology Center
                        Allocation of Proceeds by Partner


                                                                                                            Merger vs.
                                                     27,465,480        25,000,000        32,588,891             $25MM
                                                        Sale              Sale             Merger          Difference

Partners
Jay H. Shidler                                          584,769           351,095          3,041,159           690,064
SELP                                                    265,390           201,970            389,255           187,285
Clay W. Hamlin, III                                     850,152           553,059          1,430,398           877,339
Robert L. Denton                                         89,700            58,391            150,849            92,458
James K. Davis                                           32,679            20,156             57,137            36,981
LGR Investment Fund, Ltd.                             1,284,669           975,945          1,887,632           911,687
Tiger South Brunswick, L.L.C.                            49,246            37,411             72,359            34,948
Westbrook Real Estate Fund I, L.P.                    6,089,201         4,807,860          8,591,767         3,783,907
Westbrook Real Estate Co-Inv. Partnership
    I, L.P.                                             603,249           476,308            851,175           374,867
                                                      ---------         ---------         ----------         ---------
                                                      9,849,055         7,482,195         14,471,731         6,989,536
                                                      =========         =========         ==========         =========

Total Westbrook Consideration                         6,471,696         5,321,579          9,515,301
Westbrook Percent of Total                                68.5%             71.1%              65.8%
Total Shidler Consideration                           3,107,359         2,160,616          4,956,430

Shidler Percent of Total                                  31.5%             28.9%              34.2%
Westbrook Adjustment for $27.5MM Value                                                     9,905,926             68.5%
Shidler Adjustment for $27.5MM Value                                                       4,565,805             31.5%
                                                                                          ----------
                                                                                          14,471,731


Westbrook Merger                                         Shidler Merger

                             Total Adj.                                               Total Adj.
                             Consideration                                            Consideration
             9,905,926       Merger                                  4,565,805        Merger
                             -------------                                            ------
           (1,840,000)       Minus Cash                                      0        Minus Cash
            ---------                                                ---------
             8,065,926       Value Units                             4,565,805        Value Units
             6,049,445       75% Preferred                           3,424,354        75% Preferred
             ---------                                               ---------
               241,978       Preferred Units at $25                    136,974        Preferred Units at $25
             2,016,482       25% Common                              1,141,451        25% Common
             ---------                                               ---------
               366,633       Common Units at $5.50                     207,537        Common Units at $5.50
             9,905,926                                               4,565,805

Westbrook $25MM Sale Put Option
                  5,321,579  Total Consideration $25MM Sale
                (1,840,000)  Minus Cash
                  3,481,579  Put Option





                                                       Royale Merger
                                             Westbrook Internal Rate of Return
                                                                                 Dividend on
                                                         Dividend on               366,633
                                                   241,978 Shares of Conv.        Shares of
                                                         Preferred @            Common Stock@
                                   Capital                  $1.625                  $0.50
                                Contribution/           Annual Rate              Annual Rate         Total Cash Flow
                               (Distribution)                                                             Stream

    1.       4/21/95                  (1,840,000)                                                            (1,840,000)
    2.       6/30/95                           0                                                                      0
    3.       9/30/95                           0                                                                      0
    4.       12/30/95                          0                                                                      0
    5.       3/30/96                           0                                                                      0
    6.       6/30/96                           0                                                                      0
    7.       9/30/96                           0                                                                      0
    8.       12/30/96                          0                                                                      0
    9.       3/30/97                           0                                                                      0
    10.      6/30/97                           0                                                                      0
    11.      9/30/97                   1,840,000                                                              1,840,000
    12.      12/30/97                                       98,303                  45,829                      144,133
    13.      3/30/98                                        98,303                  45,829                      144,133
    14.      6/30/98                                        98,303                  45,829                      144,133
    15.      9/30/98                                        98,303                  45,829                      144,133
    16.      12/30/98                                       98,303                  45,829                      144,133
    17.      3/30/99                                        98,303                  45,829                      144,133
    18.      6/30/99                                        98,303                  45,829                      144,133
    19.      9/30/99                   3,481,579            98,303                  45,829                    3,625,712
                                                                             Total Cash Flow                  6,474,640
                                                                             Net Cash Flow                    4,634,640





                                          Princeton Technology Center
                                          Comparison of Value Received
                                      In a Sale Versus UPREIT Contribution

                                                           Sale                Merger             Difference

Gross Property Value                                         25,000,000           32,588,891           7,588,891
Add:
 Partnership Cash Balance                                        16,269               16,269                   0
Less:
 Existing Loan Payoff                                        12,893,244           12,893,244                   0
 Tenant Improvement Reserves                                  2,485,400            2,485,400                   0
 Leasing Commission Reserves                                    696,950              696,950                   0
 Capital Improvement Reserve                                    253,000              253,000                   0
 Rent Guaranty Reserves                                         205,480              205,480                   0
 1997/1998 Real Property Taxes                                        0               40,980              40,980
 New Mortgage Loan Costs                                              0              296,481             296,481
 Selling Costs (2%)                                             500,000                    0           (500,000)
 Transfer Tax (1% for Sale
   Estimate for Merger)                                         250,000                7,511           (242,489)
 Merger Costs                                                         0              928,494             928,494
 Accrued Acquisition Fee                                              0                    0                   0
 Refinance Fee (1%)                                                   0                    0                   0
 Sales Coordination Fee (1%)                                    250,000              325,889              75,889
 Accrued Asset Management Fee                                         0                    0                   0
 Accrued Property Management Fee                                      0                    0                   0
                                                          -------------         ------------        ------------
 Net Property Value                                           7,482,195           14,471,731           6,989,536
                                                          =============         ============        ============
